UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 15, 2005
POLYPORE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32266	43-2049334

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13800 South Lakes Drive, Charlotte, NC	28273

(Address of Principal Executive Offices)	(Zip Code)
(704) 587-8409
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Polypore International, Inc. (the “Company”) entered into an Employment Agreement, dated as of August 15, 2005, with Frank Nasisi (the “Agreement”) pursuant to which Mr. Nasisi will serve as the Company’s Vice Chairman. The Agreement has an initial term that runs until December 31, 2006 and may be extended by mutual agreement. Mr. Nasisi’s annual base salary will be $435,000 until December 31, 2005. Commencing on January 1, 2006, his annual base salary will be $300,000. Mr. Nasisi will be eligible for annual cash incentive bonuses based upon the achievement of “Annual EDITDA Targets” (as defined in the Polypore International, Inc. 2004 Stock Option Plan (the “Plan”)), as described in the Agreement. Any stock options previously granted to Mr. Nasisi will continue to vest in accordance with the terms and conditions of the Plan. Mr. Nasisi will also be entitled to continue to participate in health, insurance, retirement and other benefits plans, including fringe benefits, provided to senior executives of the Company.
     Mr. Nasisi’s term of employment shall terminate upon the expiration of the term of employment under the Agreement or earlier upon a termination by the Company for “cause” (as defined in the Agreement), a termination by Mr. Nasisi for any reason or Mr. Nasisi’s death. Upon any termination of employment, Mr. Nasisi shall be entitled to (i) all accrued and unpaid base salary, annual bonuses with respect to completed fiscal years of the Company, unreimbursed expenses and any relevant benefits under the Company’s employee benefit plans, (ii) a severance benefit of payment of a base salary of $36,250 per month for 18 months, and (iii) payment by the Company of COBRA premiums for the earlier of 18 months or the date Mr. Nasisi commences employment with any person or entity and is eligible for health insurance benefits.
     The Agreement contains non-competition and non-solicitation agreements for the term of employment and 18 months after any termination thereof. The Agreement also contains a standard confidentiality provision.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.

Date: August 19, 2005	/s/ Lynn Amos

Lynn Amos Chief Financial Officer